Exhibit 99.1

FOR IMMEDIATE RELEASE
November 29, 2007	For more information, contact:
Rick D. Riley, President
(512) 837-7100
PR@citizensinc.com
Citizens, Inc. Announces $18.8 Million Registered Direct Offering
AUSTIN, Texas (November 29, 2007) – Citizens, Inc. (NYSE: CIA) announced today that it has entered into definitive agreements with institutional investors to sell 2,682,857 shares of its Class A common stock for gross proceeds of approximately $18.8 million, before deducting placement agents’ fees and estimated offering expenses, in a registered direct offering pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.
The placement agents for the offering are Oppenheimer & Co. Inc., which is acting as lead placement agent, and KeyBanc Capital Markets Inc. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Oppenheimer & Co. Inc., 125 Broad Street, 15th Floor, New York, New York 10004, Telephone: (212) 668-8020.
A shelf registration statement relating to these shares was originally filed on June 5, 2007, and has since been declared effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement and an accompanying prospectus supplement.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will, “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Annual Report on Form 10-K/A for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.